December 12, 2022

First Trust Exchange-Traded Fund VIII

120 East Liberty Drive, Suite 400

Wheaton, Illinois 60187

Re:	Fee Offset Extension Letter for EquityCompass Risk Manager ETF (the “Fund”), a series of First Trust Exchange-Traded Fund VIII (the “Trust”)

Ladies and Gentlemen:

Reference is hereby made to that certain Fee Offset Agreement between the Trust, on behalf of the Fund, and First Trust Advisors L.P., the investment advisor to the Fund (the “Advisor”), dated as of June 11, 2018 (the “Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings attributed to them in the Agreement.

The Advisor hereby agrees to reduce the management fees otherwise payable to FTA by the Fund pursuant to the Management Agreement by the portion of the acquired fund fees and expenses of the shares of investment companies advised by FTA that are held by the Fund (the “Waived Amount”). The Waiver Term shall continue until December 31, 2023. The parties hereby acknowledge that with the exception of the Waived Amount and the Waiver Term, the Agreement shall remain in full force and effect.

Very Truly Yours,

FIRST TRUST ADVISORS L.P.

/s/ James M. Dykas

James M. Dykas

Chief Financial Officer

AGREED AND ACKNOWLEDGED:

First Trust Exchange-Traded Fund VIII,

on behalf of EquityCompass Risk Manager ETF

/s/ Donald P. Swade

Donald P. Swade

Treasurer, Chief Financial Officer and

Chief Accounting Officer